NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Investor Inquiries	Media

	StemCells, Inc. Megan Meloni (650) 475-3105	Russo Partners Ian Stone (619) 528-2220 David Schull (212) 845-4271

STEMCELLS, INC. REPORTS THIRD QUARTER FINANCIAL RESULTS
AND RECENT HIGHLIGHTS

PALO ALTO, Calif., November 3, 2010 – StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing and commercializing novel cell-based therapeutics and tools for use in stem cell-based research and drug discovery, today reported financial results for the third quarter ended September 30, 2010 and recent business highlights.

“Over the past few months, we have continued to make significant progress on a number of fronts,” said Martin McGlynn, President and CEO of StemCells, Inc. “We are building considerable momentum in the clinical development of our HuCNS-SC® cells, with our PMD trial expected to complete enrollment in early 2011, and the recent initiation of our second clinical trial in Batten disease. In addition, we continue to advance toward our goal of initiating clinical trials in spinal cord injury in 2011 and in age-related macular degeneration in 2012.

“At the same time, the economic and financial environment remains difficult. We are therefore carefully prioritizing expenditures while pursuing initiatives to control costs and cash burn. We have taken recent steps to meaningfully reduce our overhead, such as our facilities expenses and general and administrative expenses, and we have also selectively reduced our overall headcount. Additionally, we continue to pursue a growing number of opportunities to expand product sales and to monetize some of our investments through partnering and licensing activities.”

Recent Business Highlights

•	In August 2010, we published new preclinical data demonstrating that our proprietary human neural stem cells restore lost motor function in mice with chronic spinal cord injury. This was the first published study to show that human neural stem cells can restore mobility even when administered at time points beyond the acute phase of trauma, suggesting the prospect of treating a much broader population of injured patients than previously demonstrated. This study, entitled “Human Neural Stem Cells Differentiate and Promote Locomotor Recovery in an Early Chronic Spinal Cord Injury NOD-scid Mouse Model,” was published in the international peer-reviewed journal PLoS ONE.

•	In August 2010, independent researchers used our technology to achieve the first-ever genetically engineered rat derived from rat embryonic stem (ES) cells. This work demonstrates the potential for the types of genetic manipulations previously only possible in mice, and for modeling a broader range of human diseases with the rat. While both mice and rats are used as models of human disease, the rat is the preferred species because certain aspects of its physiology, behavior and metabolism are closer to the human. This study, published in the international peer-reviewed journal Nature, validates intellectual property owned by us, including patents covering both rat ES and rat induced pluripotent stem (iPS) cells as well as genetically engineered rats derived from these cells.

•	In August 2010, we were notified by Nasdaq that the closing bid price for our shares had been below $1.00 per share for 30 consecutive business days, and therefore we did not meet the requirements for continued listing on the Nasdaq Global Market. In accordance with Nasdaq listing rules, we have 180 calendar days, or until February 8, 2011, to regain compliance with this requirement. To do so, the closing bid price for our shares must be $1.00 per share or higher for a minimum of ten consecutive business days. If compliance is not achieved by February 8, 2011, Nasdaq will notify us that our shares are subject to delisting from the Nasdaq Global Market.

•	In October 2010, we announced that two of four planned patients in our Phase I clinical trial in Pelizaeus-Merzbacher Disease (PMD) had been enrolled and transplanted with our HuCNS-SC product candidate (purified human neural stem cells). PMD is a fatal myelination disorder that afflicts male children and this trial is the first to evaluate purified neural stem cells as a potential treatment for a myelination disorder. This trial is being conducted at UCSF Benioff Children’s Hospital.

•	In October 2010, we initiated a second clinical trial of HuCNS-SC cells in neuronal ceroid lipofuscinosis (NCL, also often referred to as Batten disease), a fatal neurodegenerative disorder in children. This Phase 1b trial is designed to evaluate the safety and preliminary efficacy of the cells in patients with either infantile or late infantile NCL. The trial will enroll six patients with less advanced stages of the disease than those who enrolled in our Phase 1 NCL trial. This second trial is being conducted at Oregon Health & Science University (OHSU) Doernbecher Children’s Hospital.

•	In October 2010, we were awarded cash grants by the U.S. government totaling $977,917 for projects related to our development of cell-based therapeutics targeting the central nervous system (CNS) and the liver. The funds will be used to advance the preclinical and clinical development of our HuCNS-SC product candidate for diseases and disorders affecting the brain, the spinal cord and the eye, as well as the further development of our hLEC™ human liver engrafting cells. These grants were certified under the Qualifying Therapeutic Discovery Project program, which was created as part of the Patient Protection and Affordable Care Act of 2010.

Third Quarter Financial Results

For the third quarter of 2010, the Company reported a net loss of $5,552,000, or $(0.04) per share, compared with a net loss of $5,145,000, or $(0.05) per share, for the third quarter of 2009.

Total revenue in the third quarter of 2010 was $254,000, compared to total revenue of $253,000 in the third quarter of 2009. Total revenue includes licensing and grant revenues as well as product sales revenue from the Company’s SC Proven® line of specialty cell culture products.

Loss from operations in the third quarter of 2010 was $7,001,000, which was essentially flat compared to the third quarter of 2009. On a sequential basis, loss from operations declined for the third straight quarter. Selling, general and administrative expenses also declined for the third straight quarter, accounting for much of the decline in loss from operations. Selling, general and administrative expenses of $2,018,000 in the third quarter of 2010 were also 4% lower than the third quarter of 2009. Research and development expenses in the third quarter of 2010 were $5,201,000, a 4% increase compared to $4,989,000 in the third quarter of 2009.

Other income in the third quarter of 2010 was $1,449,000 compared to $1,838,000 in the third quarter of 2009. This included a $1,228,000 decrease in the estimated fair value of warrant liability in the third quarter of 2010, compared to a $1,830,000 decrease in the third quarter of 2009.

Cash and cash equivalents at September 30, 2010 totaled $24,555,000, compared with $38,618,000 at December 31, 2009. For the first nine months of 2010, cash used in operations totaled $19,655,000, and the Company raised $7,015,000 in net proceeds through sales of common stock.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of stem cell therapeutics and tools for use in stem cell-based research and drug discovery. In its therapeutic product development programs, StemCells is targeting diseases of the central nervous system and liver. StemCells’ lead product candidate, HuCNS-SC® cells (purified human neural stem cells), is in clinical development for the treatment of two fatal neurodegenerative disorders that primarily affect young children. StemCells also markets specialty cell culture products under the SC Proven® brand, and is developing stem cell-based assay platforms for use in pharmaceutical research, drug discovery and drug development. Further information about StemCells is available at www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the prospects and timing associated with completing enrollment in the PMD trial, and initiating clinical trials in spinal cord injury and age-related macular degeneration; the prospect for continued clinical development of the Company’s HuCNS-SC cells in NCL, PMD and in other CNS disorders; the prospect for growth in the Company’s product sales; and the Company’s ability to commercialize drug discovery tools and license certain of its key assets. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of NCL, PMD or any other disease; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing in NCL, PMD or in future clinical trials of proposed therapies for other diseases or conditions; uncertainties about the design of future clinical trials and whether the Company will receive the necessary support of a clinical trial site and its institutional review board to pursue future clinical trials in NCL, PMD or in proposed therapies for other diseases or conditions; uncertainties regarding the potential for the Company to grow its SC Proven business and to advance the development and commercialization of stem cell-based assays for drug discovery and development; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations, including such operations of the Company for non-therapeutic applications, and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

StemCells, Inc.
Unaudited Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)

StemCells, Inc.
Unaudited Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended				Nine months ended
	September 30				September 30
	2010		2009		2010		2009
Revenue:
Revenue from licensing agreements and grants	$124		$99		$409		$300
		-		-		-
Revenue from product sales	130		154		319		275
		-		-		-
Total revenue	254		253		728		575
		-		-		-
Cost of product sales	36		141		104		201
	—	-		-		-
Gross profit	218		112		624		374
		-		-		-

Operating expenses:
Research and development	5,201		4,989		15,097		14,279
Selling, general and administrative	2,018		2,112		6,889		6,853
Wind-down expenses	-		(6)		291		540
	-

Total operating expenses	7,219		7,095		22,277		21,672
		-		-		-

		-		-		-
Loss from operations
	(7,001)		(6,983)		(21,653)		(21,298)
Other income (expense):
Realized gain on sale of marketable securities	-		-		-		398
Change in fair value of warrant liability	1,228		1,830		5,184		(823)
Interest expense, net	(11)		(22)		(47)		(28)
Other income (expense), net	232		30		230		(42)
		-	—	-		-
Total other income (expense), net	1,449		1,838		5,367		(495)
		-		-		-

		-		-		-
Net loss	$(5,552)		$(5,145)		$(16,286)		$21,793)
		-		-		-

		-		-		-
Basic and diluted net loss per share	$(0.04)		$(0.05)		$(0.13)		$(0.21)
		-		-		-

		-		-		-
Shares used to compute basic and diluted
		-		-		-
loss per share	127,091,721		108,257,345		122,015,319		103,071,957
		-		-		-

StemCells, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2010	December 31, 2009 (a)

ASSETS:
Current Assets:
Cash & cash equivalents	$24,555	$38,618
Marketable securities	145	197
Other current assets	949	1,326

Total current assets	25,649	40,141

Property, plant and equipment, net	2,712	2,857
Goodwill and other intangible assets, net	5,106	5,667
Other assets, non-current	2,492	2,525

Total assets	$35,959	$51,190

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities	4,636	6,530
Fair value of warrant liability	4,493	9,677
Other non-current liabilities	3,515	4,488
Stockholders’ equity	23,315	30,495
Total liabilities and stockholders’ equity	$35,959	$51,190

(a)	Derived from audited financial statements included in StemCells’ annual report on form 10-K filed with the SEC.

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